UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
December 23, 2011 (December 20, 2011)

DGSE COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-11048	88-0097334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11311 Reeder Rd.
Dallas, Texas  75229
(Address of Principal Executive Offices) (Zip Code)

(972) 484-3662
(Registrant’s telephone number, including area code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers

(a)	Not applicable.

(b)	Not applicable.

(c)
On December 20, 2011, the Registrant’s board of directors (the “Board”) appointed Mr. James D. Clem, 35, to the position of Chief Operating Officer of the Registrant.  Mr. Clem has served as the Registrant’s Vice President of Sales and Marketing since January 2008. Prior to 2008, Mr. Clem was with the Heritage Organization for seven years as Vice President of Sales and Marketing and then Chief Operating Officer.  Mr. Clem obtained his B.B.A. from the University of Texas at Arlington in 1998.  Mr. Clem’s compensation will consist of $180,000 in annual salary, an annual retention bonus of $35,000 payable March 31 following each anniversary date of this agreement, provided that he remains an employee of the Registrant on such date, and an annual bonus of $35,000 on March 31 of the next calendar year provided Mr. Clem was employed with the Registrant on the last day of the calendar year. This bonus is subject to the company’s EBIT, as determined pursuant to GAAP, being 6% higher on the last business day of that calendar year, than it was on December 31st of the prior calendar year. Mr. Clem will also be entitled to customary benefits such as, sick and vacation leave, insurance benefits, and any additional compensation plans provided by the Registrant. An official employment agreement is not yet in place as of this date.

(d)
On December 20, 2011, the Board also appointed Mr. Clem to serve as a director and Secretary of the Registrant.  Mr. Clem has not been and is not expected to be assigned to any committees of the Board at this time. Mr. Clem was appointed to the Board due to his knowledge of the day-to-day operations of the Registrant as well as his knowledge of the industry.

Item 9.01.	Financial Statements and Exhibits

(a)           Not applicable.

(b)           Not applicable.

(c)           Not applicable.

(d)           Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DGSE COMPANIES, INC.

Date: December 23, 2011	By:	/s/ William H. Oyster
William H. Oyster
Chief Executive Officer